                                   EXHIBIT 2

                           INDEMNIFICATION AGREEMENT
                           -------------------------

     THIS INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into this 29th day of August, 2001, by and between SCP PRIVATE EQUITY PARTNERS II, L.P., a Delaware limited partnership ("SCP"), ICG HOLDINGS, INC., a Delaware corporation ("ICG"), INTERNET CAPITAL GROUP, INC., a Delaware corporation ("Internet Capital"), and BREAKAWAY SOLUTIONS, INC., a Delaware corporation (the "Company").

                             W I T N E S S E T H:

     WHEREAS, SCP has executed and delivered to Silicon Valley Bank (the "Bank") an Unconditional Guaranty of payment of all amounts, subject to specified limitations, which the Company now or hereafter owes to the Bank under (a) the Loan and Security Agreement, dated July 3, 2001, between the Bank and the Company (the "Loan Agreement"), a copy of which is attached hereto as Exhibit A,
                                                                      ---------
(b) the Loan Documents (as defined in the Loan Agreement), and (c) the Master Lease Agreement (as defined in the Loan Agreement) (the Loan Agreement, the Loan Documents, and the Master Lease Agreement being collectively called the "Guaranteed Agreements") (such Unconditional Guaranty, a copy of which is attached hereto as Exhibit B, being referred to as the "Guaranty");
                   ---------

     WHEREAS, in connection with the execution and delivery of the Guaranty by SCP, SCP and the Company entered into a Guarantee Issuance Agreement, dated July 3, 2001, a copy of which is attached hereto as Exhibit C, pursuant to which SCP
                                               ---------
agreed to execute and deliver the Guaranty and the Company agreed to issue to SCP a warrant (the "Warrant") to purchase 20,000 shares of the Company's Series A Preferred Stock, $0.0001 par value ("Series A Stock"), subject to adjustment; and

     WHEREAS, SCP has requested that ICG, a substantial stockholder of the Company, participate in a portion of the Guaranty, and ICG is willing to do so on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and intending to be legally bound, the parties agree as follows:

1.    Indemnification.
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     (a)  ICG shall indemnify SCP with respect to one-third (1/3) of any loss or liability ("Indemnified Loss") SCP may suffer as a result of its execution and delivery of the Guaranty, but only to the extent the Indemnified Loss shall have been paid by SCP to the Bank or another party. The Indemnified Loss shall include without limitation:

          (i) any payment SCP shall make, or be called upon to make, to the Bank (or any successor in interest) with respect to any obligation of the Company under the Guaranteed

Agreements (each, a "Guaranty Payment"), whether such payment results from (A) SCP's voluntary payment to the Bank of an amount or amounts which the Bank shall claim is owing under the Guaranty or which SCP in good faith believes is owing under the Guaranty, or (B) a judgment obtained by the Bank against SCP with respect to the Guaranty;

          (ii) any costs or expenses, including legal fees, reasonably incurred by SCP in connection with any Guaranty Payment, any claim for a Guaranty Payment, or any reimbursement by the Company of any Guaranty Payment (such costs and expenses being referred to as "Guaranty Expenses"); and

          (iii) interest on Guaranty Payments and Guaranty Expenses from the date of payment by SCP at a floating rate equal to the prime rate of interest, as reported in The Wall Street Journal.

     (b) Payment of all amounts due pursuant to paragraph (a) of this Section 1 shall be made within five (5) business days after demand by SCP, which demand shall state the amount of the payment due from ICG and shall be accompanied by a description of the character of the payment in reasonable detail.

     (c)  In the event that SCP shall be required, pursuant to the terms of
Section 10.5 of the Guaranty, either (i) to deposit and maintain with the Bank cash, or (ii) to provide the Bank with an irrevocable letter of credit acceptable to the Bank, in either case in such amount as the Bank determines will secure the full amount of SCP's obligations under the Guaranty, then, upon notice of such requirement, ICG shall deposit and maintain cash with the Bank or shall provide an irrevocable letter of credit to the Bank in an amount equal to one-third of the amount required by the Bank of SCP. If for any reason the Bank shall not accept such cash deposit or letter of credit from ICG, ICG shall deliver such cash deposit or letter of credit (in a form reasonably satisfactory to SCP) to SCP as security for ICG's obligations under Section 1 of this Agreement until such time as SCP shall no longer be required to maintain a cash deposit or letter of credit with the Bank pursuant to Section 10.5 of the Guaranty.

2.   Notice of Guaranty Payments; Prior Consultation. SCP shall give ICG notice
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in writing as soon as practicable of any claim made by the Bank against SCP, and shall, to the extent practicable, consult with ICG prior to making any Guaranty Payment; provided that SCP shall have sole discretion to make any Guaranty Payment which it in good faith believes is due and payable or to settle any claim made by the Bank with respect to a Guaranty Payment; and further provided that failure by SCP to give ICG the foregoing notice shall not relieve ICG of its obligation to make any payment required by Section 1.

3.   Reimbursement of Guaranty Payments.
     ----------------------------------

     (a) Subject to the provisions of paragraphs (b) and (c) of this Section 3, if and to the extent that SCP shall have made any Guaranty Payment or incurred any Guaranty Expenses, SCP shall decide, in its sole discretion whether and in what manner to proceed against the Company for reimbursement of all or any portion of such Guaranty Payment or Guaranty Expenses.

Promptly upon receipt of any reimbursement of all or any portion of any Guaranty Payment or Guaranty Expenses incurred ("Reimbursement"), other than from an affiliate of SCP, SCP shall remit to ICG one-third of such Reimbursement less any amounts then due and payable by ICG to SCP pursuant to Section 1; provided that SCP shall not be obligated to remit to ICG any portion of a Reimbursement to the extent that such Reimbursement is received by SCP following an Assignment of Claim (as defined below, and relates to SCP's remaining two-thirds claim for Reimbursement, and provided further that all remittances of Reimbursements to ICG shall be in made in the form received by SCP (i.e., cash, securities, etc)

     (b) In the event that (i) ICG shall have made all required payments to SCP pursuant to Section 1; (ii) any such payment shall not have been reimbursed to ICG pursuant to paragraph (a) of this Section 3 for a period of at least one hundred eighty (180) days following such payment by ICG to SCP, and (iii) no proceeding in bankruptcy or insolvency shall have been commenced by or against the Company prior to the end of such one hundred and eighty day period, then ICG shall have the right, at any time upon ten days prior notice, to require SCP to assign to ICP, in form reasonably satisfactory to ICG, a one-third interest in SCP's rights against the Company for Reimbursement. The Company hereby consents to such assignment ("Assignment of Claim").

     (c) Following any Assignment of Claim, ICG shall have the full right to take such action against the Company or any third party with respect to the right to Reimbursement as it shall determine in its sole discretion; provided that ICG agrees to notify SCP prior to commencement of a lawsuit or the taking of any legal action.

4.   Guaranty by Internet Capital.  Internet Capital hereby unconditionally and
     ----------------------------
irrevocably guarantees the timely payment by ICG, its wholly-owned subsidiary, of any and all obligations of ICG under Section 1.

5.   Warrant.  SCP hereby assigns to ICG a one-third interest in the Warrant,
     -------
entitling ICG, upon exercise in accordance with the terms of the Warrant, to purchase 6,667 shares of Series A Stock, subject to adjustment. Promptly upon execution and delivery of this Agreement, SCP shall deliver the Warrant to the Company, in proper form for transfer, with instructions to reissue and deliver to ICG a Warrant for 6,667 shares of Series A Stock in the form attached hereto as Exhibit D and to reissue and deliver to SCP a Warrant for 13,333 shares of
   ---------
Series A Stock in the form attached hereto as Exhibit E.
                                              ---------

6.   Investment Representations of ICG.  In order to induce the Company to
     ---------------------------------
permit the transfer of one-third of the Warrant by SCP to ICG, ICG makes the following covenants, agreements, representations and warranties for the benefit of SCP and the Company:

     (a) ICG understands that the Warrant, the Series A Stock underlying the Warrant (the "Underlying Preferred Stock"), and the Company's Common Stock, $0.000125 par value, into which shares of the Series A Stock are convertible (the "Underlying Common Stock") have not been registered under the Securities Act of 1933, as amended (the "Act"), and that the Warrant, the Underlying Preferred Stock, and the Underlying Common Stock (together, the "Securities") are being transferred to ICG (in the case of the Warrant) or issued to ICG (in the case of the Underlying Preferred Stock and Underlying Common Stock) pursuant to an exemption from registration which is applicable to transactions by an issuer not involving any public offering, and that the Company's reliance on this exemption is based in part on the representations made by ICG in this Section. ICG represents and warrants that it is an "accredited investor" as that term is defined under Rule 501 promulgated under the Act.

     (b) ICG understands that the Securities have not been registered under the "Blue Sky" or securities laws of any jurisdiction and that the Securities are being issued pursuant to exemptions contained in such laws, and that the Company's reliance on these exemptions is based in part on the representations made by ICG in this Section.

     (c) ICG has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment. ICG is aware that an investment in the Securities is highly speculative and subject to substantial risks. ICG is capable of bearing the high degree of economic risk and burdens of this investment, including but not limited to the complete loss of all invested capital. The financial condition of ICG is such that it is under no present or contemplated future need to dispose of any portion of the Securities to satisfy any existing or contemplated undertaking, need or indebtedness.

     (d) ICG hereby represents and warrants that it is acquiring the Warrant for its own account for investment purposes only and not for, with a view to, or in connection with, any resale or distribution thereof and that ICG has no present plans or intentions to sell, transfer, pledge, hypothecate or otherwise dispose of any portion of the Securities.

     (e) ICG understands and agrees that the Securities cannot be resold or transferred unless they are registered under the Act and all applicable state securities laws, or unless an exemption from registration is available, in which case the Company may condition the transfer upon receipt of an opinion of counsel (acceptable to the Company) that such registration is not required.

     (f) ICG accepts the condition that the Company or its transfer agent(s) will obtain "stop transfer" orders with respect to the Securities and that each of the certificates for the Securities will bear conspicuous legends in substantially the following form or another form reasonably determined by the
Company:

     The securities represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or applicable state laws. Such securities may not be sold, transferred, pledged or hypothecated unless the registration provisions of said Act and laws have been complied with or unless an exemption from registration is available, in which case the Corporation may condition the transfer upon receipt of an opinion of counsel (acceptable to the Corporation) that such registration is not required.

     The Corporation will furnish to any shareholder upon request and without charge a full statement of: (a) the designations, preferences, limitations, and relative rights of the shares of each class or series of shares authorized to be issued by the Corporation, (b) the variations in the relative rights and preferences between the shares of each such series, so far as the same have been fixed and determined, and (c) the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series.

     (g) ICG hereby agrees to indemnify the Company against and hold it harmless from any loss or expense the Company may incur by reason of any sale or disposition of the Securities by it which involves the Company in a violation of any securities laws, rules, regulation or orders.

     (h) ICG acknowledges that the Company has granted it access to all information which ICG has requested and has offered ICG access to all information which ICG might deem relevant to any investment decision with respect to the Securities. ICG has investigated the Company and the business and financial conditions concerning it and has knowledge of the Company's current corporate activities and financial condition.

7.   Parties in Interest, etc.  All covenants and agreements in this Agreement
     ------------------------
contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. This Agreement embodies the entire agreement and understanding between the parties hereto with regard to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

8.   Notices.  All notices, requests, consents and other communications
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required or permitted under this Agreement shall be in writing (including telex, telecopy and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service (including overnight courier such as Fed Ex), telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to the parties as specified below:

     If to the Company:

          Breakaway Solutions, Inc.
          1000 River Rd.,
          Suite 400, 4/th/ Floor
          Conshohocken, Pa 19428
          Attention:  William Loftus

     If to SCP:

          SCP Private Equity Partners II, L.P.
          435 Devon Park Drive, Building 300
          Wayne, PA  19087-1993
          Attention:  Wayne Weisman

     If to ICG:

          ICG Holdings, Inc.
          Pencador Corporate Center
          100 Lake Drive, Suite 4
          Newark, DE 19742
          Attention:  Henry Nassau

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered: (a) on the date delivered if by personal delivery; (b) on the date of confirmed transmission if by telex, telecopy or other telegraphic communication; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice if designated by the postal authorities as not deliverable, as the case may be, if mailed.

9.   Amendments and Waivers.  The terms and provisions of this Agreement may be
     ----------------------
amended or modified, and the observance of any term of this Agreement may be waived, only with the prior written consent of all of the parties hereto.

10.  Governing Law.  This Agreement shall be governed by and construed in
     -------------
accordance with the laws of the Commonwealth of Pennsylvania for contracts made and wholly to be performed therein, without regard to its conflicts of laws provisions.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              BREAKAWAY SOLUTIONS, INC.

                              By:  /s/ E.T. Briddell
                                   -------------------------------
                              Name:  E.T. Briddell
                                     -----------------------------
                              Title: President
                                     ----------------------------

                              SCP PRIVATE EQUITY PARTNERS II, L.P.

                              By: SCP Private Equity II General Partner, L.P., its General Partner

                              By:  SCP Private Equity II, LLC, its Manager

                              By:  /s/ Wayne B. Weisman
                                   -------------------------------
                              Name:_______________________________
                              Title:______________________________

                              ICG HOLDINGS, INC.

                              By:  /s/ Henry N. Nassau
                                   -------------------------------
                              Name:  Henry N. Nassau
                                     -----------------------------
                              Title: Vice President and Secretary
                                     ----------------------------

                              INTERNET CAPITAL GROUP, INC.

                              By:  /s/ Henry N. Nassau
                                   -------------------------------
                              Name:  Henry N. Nassau
                                     -----------------------------
                              Title: Managing Director
                                     ----------------------------